Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common stock, par value $0.01 per share, of Contura Energy, Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  October 7, 2020

Percy Rockdale LLC

By:_/s/ Michael Gorzynski __________
    Michael Gorzynski, as Sole Manager

Rio Royal LLC

By:_/s/ Michael Gorzynski __________
    Michael Gorzynski, as Sole Manager

MG Capital Management Ltd.

By:_/s/ Michael Gorzynski __________
    Michael Gorzynski, as Sole Director

_/s/ Michael Gorzynski __________
Michael Gorzynski, a natural person